EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this first day of July 1998 by and between Simplex Medical Systems, Inc., a Colorado corporation ("Employer"), and Nicholas Levandoski ("Employee").

                          R E C I T A T I O N S

     A. Employer is a corporation engaged in the business of the research, development and manufacture of medical devices.

     B.  Employee is an experienced business executive and manager.

     C. Employer desires to obtain the services of Employee Nicholas Levandoski as its Vice President.

     D. Employee is willing to provide such services to Employer pursuant to the terms and conditions set forth herein.

                  O P E R A T I V E   P R O V I S I O N S

     IN CONSIDERATION of the foregoing recitations, the covenants of the parties set forth hereinafter and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties to this Agreement, intending legally to be bound, agree as follows:

     1. EMPLOYMENT. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve as Vice President and in such other executive positions as are from time to time designated by the Board of Directors of Employer or the President of the company, upon the conditions, covenants and terms hereinafter set forth.

     2. DUTIES. Employee agrees to perform such duties and render such services to Employer, consistent with the capacities stated above and Employee's position and experience, as shall be prescribed from time to time by the Board of Directors of Employer or the president of the company. In general, Employee shall be responsible and shall have authority for executive management and supervision of all aspects of the new businesses development of Employer. Employee further agrees that during the term of this Agreement he shall serve Employer faithfully, diligently and to the best of his ability and shall devote his best efforts, attention, energy and skill to the performance of his duties hereunder by promoting and furthering the interests of Employer.

     3. TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall be for a period of two (2) years from the date of this Agreement (the "Commencement Date"), and terminating on the second anniversary of the Commencement Date.

    4.  COMPENSATAION AND BENEFITS.   As compensation for the services to be
rendered hereunder by Employee, Employer agrees to pay the following compensation and provide the following benefits to Employee:

        (a) Employee shall be paid a base salary (the "Base Salary") in the initial amount of eighty thousand dollars ($80,000.00) per year, which shall


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be payable in equal installments not less often than twice per month upon such normal payroll schedule as Employer shall establish from time to time.

         (b) Employee's Base Salary shall be reviewed annually by Employer's Board of Directors (the "Board") during the 30-day period immediately prior to each anniversary of the Commencement Date. The Base Salary shall not be subject to reduction at any time.

         (c) A bonus ("Bonus Pool") for Jones, Schur and Levandoski for employee performance during the years 1998, 1999 and 2000 is set up by the Board of Directors. In addition to base compensation set out above the three employees will share in a bonus of 12% -1998, 10% - 1999, 8% - 2000 of the audited pre-tax profit or a minimum of $40,000 assuming the corporate achievements as outlined below are met.

         Year             Achievement P/(L)         Estimated Pool

         1998                ($  300,000)              $ 40,000
         1999                 $1,200,000               $120,000
         2000                 $2,900,000               $232,000

         (d) Employee shall also receive in the form of benefits under this section the following:

              (i) reimbursement for any and all reasonable travel and other expenses incurred in connection with Employee's services on behalf of Employer, or any of its subsidiaries or affiliates. When Employee travels out of town on the business of Employer, Employer shall provide for airfare and accommodations according to existing company policy;

              (ii) not less than three (3) weeks paid vacation per contract year, which may be increased in accordance with the Employer's normal policies;

              (iii) participation in all other normal executive compensation and benefit programs of Employer, including, without limitation, bonuses, 401(k) plans, pension or SEP plans and medial, dental and disability insurance.

     5. Waiver of Liability. Employer hereby waives any and all claims, costs, expenses, liabilities obligations and damages suffered by Employer as a direct or indirect result of any acts or failures to act of Employee, except with respect to acts or failures to act constituting gross negligence, bad faith or intentional misconduct.

     6. Indemnification: Insurance. Employer shall indemnify and hold harmless Employee from any and all claims, costs, expenses, liabilities, obligations and damages suffered by Employee as a direct or indirect result of, arising from or relating to Employee's employment pursuant to this Agreement, to the greatest extent permitted by applicable law. Employer shall advance expenses for Employee's defense of any and all claims and lawsuits brought against Employee as a direct or indirect result of, arising from or relating to Employee's employment pursuant to this Agreement, to the greatest extent permitted by applicable law.




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     7.  Termination and Buy-Out.

         (a) By Employer. In the event that Employee's employment pursuant to this Agreement shall be terminated by Employer for any reason whatsoever, other than for a material breach of this Agreement by Employee or gross negligence, bad faith or intentional misconduct, including but not limited to disability, during the lifetime of Employee and prior to expiration of the term of Employee's employment hereunder; then:

              (i) during the remainder of the term of Employee's employment under this Agreement for a period not to exceed one year, Employer shall pay to Employee (or to Employee's Designated Beneficiary following Employee's death during such period) a lump sum payment in cash equal to the remaining Base Salary due Employees under this Agreement as set forth in Section 4(a) above; and

              (ii) in addition to the foregoing, Employer shall pay to Employee, or his assignees, a lump sum payment in cash equal to one(1) time the annual Base Salary of Employee under this Agreement at the time of termination; and

              (iii) to the extent Employee is eligible, he shall continue to be covered by all non-cash benefit plans of Employer except for the retirement plans or retirement programs in which Employee participates or any successor plans or programs in effect on the date of such termination, for eighteen months thereafter; provided, however, that if Employee should enter into employment with a competitor of Employer, Employee's participation in such non-cash benefit plans would cease. Thereafter, any and all retirement pension, 401K and health benefits which have been paid in or have accrued or vested in Employee's favor pursuant to Section 4 above shall be payable directly to Employee, or to a roll-over plan of Employee's choosing, as may be determined by Employee at his discretion; and

              (iv) Employer agrees to provide Employee ten (10) days written notice for any termination arising under this section.

         (b) By Employee. In the event that Employee's employment pursuant to this Agreement shall be terminated by Employee during the lifetime of Employee and prior to expiration of the term of Employee's employment hereunder for any reason other than a material breach of this Agreement by Employer, Employer shall pay to Employee (or to Employee's Designated Beneficiary following Employee's death during such period) the Base Salary set forth in Section 4(a) of this Agreement owed to the Employee at the time of his resignation and any and all accrued benefits that may be obligated for by the Employer. Employer shall provide to Employee (but not after Employee's death during such period) all of the benefits provided for in Section 4 of this Agreement owed to Employee at the time of his resignation. Any termination of Employee's employment pursuant to this Agreement by Employee as a result or arising out of a material breach of any of Employer's obligations under this Agreement shall be treated for all purposes as a termination by Employer of Employee's employment pursuant to this Agreement.

         (c) Non-Compete Agreement. Upon termination of this Agreement by the Employee or by the Employer for cause, Employee agrees not to compete with the Employer pursuant to the terms and conditions of that certain Non-Compete Agreement attached hereto and incorporated herein as Exhibit "A".

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     8.  Employee's Rights Under a Change in Control.

         (a) In order to protect Employee against the possible consequences of the acquisition of control of Employer, Employer agrees that if (1) control of Employer is acquired by another entity and(2) Employee is terminated from employment with the Employer, or the combined entity for whatever reasons (other than discharge for gross negligence, intentional misconduct or ad faith, death of total and permanent disability)within six months after the acquisition of control;

              (i) Employee shall be entitled to receive within five (5) business days of Employee leaving, a lump sum payment in cash in the amount of one (1) time the annual Base Salary of Employee under this Agreement at the time of Employee's leaving, termination or departure, together with a lump sum payment in cash equal to the remaining Base Salary due Employee under Section 4(a) of this Agreement;

              (ii) to the extent Employee is eligible, he shall continue to be covered by all non-cash benefit plans of Employer except for the retirement plans or retirement programs in which Employee participates or any successor plans or programs in effect on the date of such acquisition of control, for twenty-four (24) months thereafter; provided, however, that if Employee should enter into employment with a competitor of Employer, Employee's participation in such non-cash benefit plans would cease.

              (iii) All benefits paid under this Section shall be considered severance pay in consideration for past services rendered, and pay in consideration of his continued service from the date of this Agreement and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

              (iv) As used herein the term control shall mean (a) the ownership (whether directly, indirectly, beneficially or of record) of shares in excess of 30% of the outstanding shares of Common Stock of the Employer by a person or group of persons (including, without limitation, a corporation, trust, partnership, joint venture, individual or other entity), or

     9. Rights and Liabilities Upon Termination. Upon the termination of Employee's employment under this Agreement, no further rights, obligations or liabilities shall accrue thereafter in favor of or against any party to this Agreement, except Employee's right to demand and Employer's respective obliga6ions to pay full compensation and provide full benefits due Employee, his heirs or assigns.

     10. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations and agreements, whether oral or written relating to the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties.

     11. Benefits: Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee's Designated Beneficiary is an intentional third party beneficiary of this Agreement and shall have the right to bring legal action to enforce all rights of such party provided for in his Agreement.

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     12.  Assignment. Neither party shall assign this Agreement or any of its rights, obligations, benefits or burdens under this Agreement without the written consent of the other party.

     13. Governing Law. This Agreement shall be governed by the local laws of the State of Florida, without regard to that State's rules regarding choice of law.

     14. Venue. The parties to this Agreement hereby agree that the exclusive venue for all actions arising from or related to this Agreement shall lie in Palm Beach County, Florida, and waive any claim or defense that they may have that such venue is an inconvenient forum.

     15. Attorney's Fees and Costs. The prevailing party in any suit, action or proceeding brought to enforce any term of this Agreement shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs, including appellate attorneys' fees and costs.

     16. Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully seeable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions f this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

     17. Waiver. The waiver by either party hereto of the other party's prompt and complete performance or breach or violation of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by either party hereto to exercise any right or remedy that he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party or as a bar to the exercise of such right and remedy by such party upon the occurrence of any subsequent breach or violation.

     18. Notices. All notices, requests and demands required or permitted to be given hereunder shall be in writing and shall be deemed properly given immediately upon obtaining written acknowledgment or personal delivery, or five (95) days following dispatch by certified or registered prepaid United States mail, return receipt requested, or on the next business day following dispatch by a reputable and generally recognized overnight courier's next business day delivery service, to the following addresses (which may be changed by written notice given to the other party):

     If to Employer;

           Simplex Medical Systems, Inc
           376 Ansin Boulevard
           Hallandale, FL 33009

     If to Employee:

           Nicholas Levandoski

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      19.  Gender and Number. Wherever the context so shall require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

      20. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

      21. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date first above written.

                                    EMPLOYER

                                    SIMPLEX MEDICAL SYSTEMS, INC.

                                    /s/ Joel Marcus
                                    Joel Marcus
                                    Compensation Committee

                                    /s/ Kenneth H. Robertson
                                    Kenneth H. Robertson
                                    Compensation Committee

                                    EMPLOYEE

                                    /s/ Nicholas Levandoski
                                    Nicholas Levandoski



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